Exhibit 10.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of March 3, 2010, is entered into by and between Baltic Trading Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”) and Genco Investments LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands (“Purchaser”).

WHEREAS, the Corporation desires to issue and sell to Purchaser, and Purchaser desires to subscribe for and purchase from the Corporation, a number of shares of the Class B Stock, par value $0.01 per share, of the Corporation (“Class B Stock”); and

WHEREAS, immediately prior to the execution hereof, Purchaser has surrendered to the Corporation its certificate for 100 shares of the Corporation’s capital stock for no consideration for cancellation, and the Corporation has caused to become effective its Amended and Restated Articles of Incorporation which provide, among other things, for the Class B Stock as authorized capital stock of the Company;

WHEREAS, the Corporation and Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated by the U.S. Securities and Exchange Commission thereunder.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Purchaser, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The following capitalized terms used in this Agreement shall have the following respective meanings:

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

“Antidilution Shares” means a number of shares of Class B Stock equal to two percent (2%) of the number of shares of Common Stock that the Corporation may issue from time to time, excluding the Incentive Shares and the Over-allotment Shares.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.

“Control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.  Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

“Incentive Shares” means any shares of Common Stock constituting or issuable pursuant to any award under the Corporation’s 2009 Equity Incentive Plan.

“Initial Shares” means five million six hundred ninety-nine thousand eighty-eight (5,699,088) shares of Class B Stock.

“Over-allotment Shares” means any shares of Common Stock issuable pursuant to the underwriters’ over-allotment option as described in the Registration Statement on Form S-1 (File No. 333-162456) for the Corporation’s initial public offering of Common Stock.

“Purchase Price” means the sum of Seventy-Five Million Dollars ($75,000,000).   Purchaser shall be entitled to receive credit towards the Purchase Price for any advances of cash made to the Corporation prior to consummation of the transactions contemplated in Sections 2.1 and 2.2 hereof.

“Surplus” means the surplus (as such term is used in Section 41(1) of the Business Corporations Act of the Republic of the Marshall Islands) of the Corporation attributable to the Purchase Price.

ARTICLE II
PURCHASE AND SALE OF SHARES

SECTION 2.1.                      Agreement to Sell and Purchase the Shares; Antidilution Rights.  Subject to the terms and conditions hereof, the Corporation agrees to issue and sell to Purchaser, and Purchaser agrees to subscribe for and purchase from the Corporation, the Initial Shares and the Antidilution Shares in exchange for the Purchase Price paid by Purchaser simultaneously with the execution hereof or through prior advances of cash as described in Article I above.

SECTION 2.2.                      Issuance of Initial Shares.  Simultaneously with the execution hereof, the Corporation shall issue the Initial Shares to Purchaser.

SECTION 2.3.                      Issuances of Antidilution Shares.

(a)         Subject to the terms and conditions of this Section 2.4, the Corporation shall issue Antidilution Shares to Purchaser from time to time simultaneously with each future issuance of Common Stock other than the Incentive Shares and the Over-allotment Shares.

(b)         To the extent the Corporation has any remaining Surplus, then consistent with resolutions adopted by the Corporation’s Board of Directors prior to the execution hereof,

such Surplus shall be reduced, and the Corporation’s stated capital increased, by the aggregate par value per share of any Antidilution Shares to be issued.

(c)         If Corporation has no remaining Surplus, then the issuance of further Antidilution Shares shall be subject to Purchaser’s prior payment to the Corporation of the aggregate par value per share for such Antidilution Shares.

(d)         The Purchaser’s right to receive Antidilution Shares shall terminate at such time as Purchaser, together with its Affiliates, ceases to own at least 10% of the aggregate number of outstanding shares of the Corporation’s Common Stock and Class B Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Corporation as follows:

(a)         The Purchaser has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement.  The execution, delivery and performance of this Agreement by the Purchaser will not violate any other material agreement to which the Purchaser is a party.  This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b)         The Purchaser represents and warrants that the Purchaser: (i)  is familiar with the Corporation and its business prospects and (ii) has had an opportunity to select and consult with such attorneys, business consultants and any other person(s) the Purchaser has wished to confer with.  The Purchaser acknowledges that the Corporation has made available to the Purchaser prior to the signing of this Agreement and sale of any Class B Stock, the opportunity to ask questions of any person authorized to act on behalf of the Corporation concerning any aspect of the investment and to obtain any additional information, to the extent the Corporation possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information.

(c)         Purchaser knows and understands that an investment in the Class B Stock of the Corporation is a speculative investment that involves a high risk of loss and that on and after the date hereof, there will be no public market for the Class B Stock and the Corporation does not contemplate that a public market will develop.

(d)         The Purchaser is an institutional “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.   The Purchaser has substantial knowledge and experience in financial, investment and business matters, and has the requisite knowledge and experience to evaluate the risks and merits of this investment.  The decision of the Purchaser to purchase the Class B Stock hereunder has been made by the Purchaser independent of any statements, disclosures or judgments as to the properties, business, prospects or condition (financial or otherwise) of the Corporation that may have been made or given to the Purchaser.  The Purchaser can and will bear the economic risks of the Purchaser’s investment in the Corporation and is able to hold the Corporation’s Class B Stock indefinitely without registration and is able to sustain a complete loss if the Class B Stock becomes worthless.

(e)         The shares of Class B Stock being purchased hereunder have not been registered under the Securities Act, (ii) such shares are being sold pursuant an exemption under Section 4(2) of the Securities Act, and (iii) the Corporation’s reliance on such exemption is predicated in part on the Purchaser’s representations made pursuant to this Agreement.  The Purchaser has no contract, undertaking, agreement or arrangement with any other person or entity to sell, transfer or pledge any Class B Stock that the Purchaser is purchasing hereunder, and the Purchaser has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.  The Purchaser acknowledges that no such shares of Class B Stock have been registered or qualified for resale under applicable securities laws and may not be sold except pursuant to such registration or qualification thereunder or an exemption therefrom.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation hereby represents and warrants to the Purchaser as follows:

(b)         The Corporation has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement.  The execution, delivery and performance of this Agreement by the Corporation will not violate any other material agreement to which the Corporation is a party.  This Agreement has been duly and validly authorized, executed and delivered by the Corporation and constitutes a valid and binding agreement of the Purchaser, enforceable against the Corporation in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b)         The Initial Shares have been duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable.

ARTICLE V
MISCELLANEOUS

SECTION 5.1.                      Governing Law.  This Agreement shall be governed by and construed under the law of the State of New York without regard to its choice of law provisions.

SECTION 5.2.                      Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder shall be assignable by either the Corporation or Purchaser without the other’s prior written consent, except that Purchaser (or any successor assignee) may assign any or all of the foregoing in whole or in part to one or more of its Affiliates.

SECTION 5.3.                      Binding Effect.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

SECTION 5.4.                      Section and Other Headings; Interpretation.  The section and other headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

SECTION 5.5.                      Counterparts.  This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

SECTION 5.6.                      Entire Agreement; Waiver, Amendment.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings or undertakings, written or oral.  Neither this Agreement nor any provision hereof shall be waived, amended, modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, amendment, modification, change, discharge or termination is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BALTIC TRADING LIMITED

By:	/s/ John C. Wobensmith
Name:	John C. Wobensmith
Title:	President and Chief Financial Officer

GENCO INVESTMENTS LLC

By:	/s/ John C. Wobensmith
Name:	John C. Wobensmith
Title:	Chief Financial Officer

[Signature Page to Baltic Trading Limited Subscription Agreement]